Law Office
of
Randall V. Brumbaugh

August 17, 2009

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  WPS, Inc.

Dear Sir or Madam:

I have acted as special counsel for WPS, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-1 (the "Registration Statement"), originally filed on or about August 17, 2009, with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 1,000,000 shares of the Company's common stock (the "Shares") to be sold by the Company.  Such shares are to be issued under the aforementioned Registration Statement.

In connection with the foregoing, I have examined instruments, documents and records which I have deemed relevant and necessary for the basis of my opinion hereinafter expressed.  I have done so in light of, and this opinion is limited exclusively to, the applicable federal laws of the United States of America and the Nevada Revised Statutes Chapters 78 and 90, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures thereon; (b) the conformity to the originals of all documents submitted to me as copies; (c) the truthfulness, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and (d) that all individuals executing and/or delivering such documents were duly authorized to do so as well as competent to do so.

Based on my examination, subject to the qualifications and limitations set forth herein, and the applicable laws and judicial interpretations of the State of Nevada, I am of the opinion that the 1,000,000 Shares of common stock to be offered and sold by the Company are duly and validly authorized Shares of common stock, legally issued, and are fully paid and non-assessable.

These securities are not issued under a plan that is subject to the requirements of ERISA.

417 W. Foothill Blvd, PMB B-175, Glendora, CA 91741
(626) 335-7750     Fax  (909) 971-0456

U. S. SEC
August 17, 2009
Page Two of Two

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, as originally filed or as subsequently amended or supplemented.  In giving such consent, I do not admit that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Randall V. Brumbaugh

Randall V. Brumbaugh

417 W. Foothill Blvd, PMB B-175, Glendora, CA 91741
(626) 335-7750     Fax  (909) 971-0456